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                            EXCHANGE AGENT AGREEMENT


                                                 Date: April    , 1998



BankBoston, N.A.
150 Royall Street
Canton, Massachusetts  02021

Attention:  Corporate Agency and Reorganization Department

Gentlemen:

         Thermadyne Holdings Corporation, a Delaware corporation (the "Company"), hereby requests that you act as Exchange Agent with respect to the surrender of certificates for shares of Common Stock, $0.01 par value per share (the "Shares"), of the Company pursuant to Section 1.02 of the Agreement and Plan of Merger dated as of January 20, 1998 (the "Merger Agreement"), between the Company and Mercury Acquisition Corporation, a Delaware corporation ("Mercury"). At the Effective Time, as such term is defined in the Merger
Agreement: (a) each share of common stock, par value $0.01 per share, of Mercury outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the surviving corporation; (b) each share of preferred stock, par value $0.01 per share, of Mercury, if any, outstanding immediately prior to the Effective Time shall be converted into and become one share of preferred stock of the surviving corporation; (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) of the Merger Agreement or as provided in
Section 1.06 of the Merger Agreement with respect to Shares as to which appraisal rights have been exercised, be converted into the following (the "Merger Consideration"): (i) for each such Share with respect to which an election to retain common stock of the Company has been effectively made and not revoked or lost pursuant to Sections 1.03(c), (d) and (e) of the Merger Agreement ("Stock Electing Shares"), or is deemed made pursuant to Section 1.04(d)(ii) of the Merger Agreement, as the case may be, the right to retain one share of common stock, par value $0.01 per share (the "New Shares"); and
(ii) for each such Share (other than Stock Electing Shares and Shares as to which an election to retain New Shares is deemed made pursuant to Section 1.04(d)(ii)), the right to receive in cash an amount equal to $34.50. The Merger is currently expected to become effective on or shortly after the Special



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Meeting of Stockholders of the Company to be held on May , 1998 for the purpose of approving the Merger.

         The time at which the Merger becomes effective is referred to in the Merger Agreement and in this letter as the "Effective Time." You will be informed by us of the Effective Time at least five business days prior thereto.

         In this regard, the Company has furnished (or will furnish prior to the distribution of proxy material relating to the Special Meeting of Stockholders of the Company referred to above) you with copies of the following documents:

         (a) a letter of Randall E. Curran, President and Chief Executive Officer of the Company, to holders of the Shares, announcing the effectiveness of the Merger.

         (b) The Stock Election Form and the Letter of Transmittal (the "Letter of Transmittal") to accompany certificates for Shares when surrendered for the Merger Consideration and the related Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         (c) The Company's Proxy Statement dated April , 1998 relating to the Merger and (as an Exhibit thereto) the Merger Agreement.

         The Company will mail or cause to be mailed each of the documents described in clauses (a) and (b) above, together with a return envelope, to holders of Shares of record at the Effective Time, in accordance with Section
1.05 of the Merger Agreement.

         In your capacity as Exchange Agent you will receive certificates representing Shares surrendered for payment of the Merger Consideration. Subject to the terms and conditions of this Agreement you are authorized to accept such certificates and to pay the Merger Consideration to the Company's stockholders, in accordance with the provisions of Sections 1.04 and 1.05 of the Merger Agreement and the Letter of Transmittal, and to act in accordance with the following instructions:

         1. You will follow your regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Letter of Transmittal may indicate are owned by a holder of Shares and the number that the Record Stockholders List indicates such stockholder owned of record as of the Effective Time. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the



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Company for instructions as to the number of Shares, if any, you are authorized to accept for payment In the absence of such instructions, you are authorized not to make any payment.

         2. You will examine the Letter of Transmittal and certificates for the Shares received by you as Exchange Agent to ascertain whether they appear to you to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event you determine that any Letter of Transmittal does not appear to you to have been properly completed or executed, or where the certificates representing Shares do not appear to you to be in proper form for surrender, or any other irregularity in connection with the surrender appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause any such irregularity to be corrected. You are not authorized to waive any irregularity in connection with the surrender, unless you shall have received from the Company the Letter of Transmittal which was surrendered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such surrender has been accepted by the Company. If such irregularity is neither corrected nor waived you will return to the surrendering stockholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the nonreceipt or nondelivery of such Shares or by registered mail insured separately for the value of such Shares) to such stockholder's address set forth in the Letter of Transmittal, any certificates for Shares surrendered in connection therewith, the related Letter of Transmittal and any other documents received with such Shares, and a letter of notice to be furnished by the Company explaining the reasons for the return of the certificates and other documents.

         3. Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

         4. On or before the Effective Time, the Company will deposit, or cause to be deposited, with you in a special account for the benefit of surrendering holders of the Shares, immediately available funds in an amount equal to the product of the number of all Shares outstanding at the Effective Time times the Merger Consideration per Share. You will draw upon the funds in such account as required from time to time in order to make payments for Shares and any applicable tax withholding payments. Upon making payment for Shares, you will physically cancel the certificates representing such Shares and post them to the stockholder records of the Company.

         5. If payment is to be made by you to a person other than the person in whose name a surrendered certificate is registered, you will make no payment until the certificate so surrendered has been properly endorsed (or otherwise put in proper form for transfer) and



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the person requesting such payment has paid any transfer or other taxes or governmental charges required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or has established to your satisfaction that such tax or charge either has been paid or is not payable. Any tax information with respect to such payment which you are required to report pursuant to Section 9 of this Agreement shall list the registered holder of the certificate as the payee.

         6. If any holder of Shares as of the Effective Time reports to you that his failure to surrender a certificate representing any Shares registered in his name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of his certificate, you shall require such stockholder to furnish an affidavit of such theft, loss or destruction and a bond of indemnity in form and substance satisfactory to you. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, you may effect payment to such stockholder as though he had surrendered his certificate.

         7. As of the Effective Time, you will become the sole recordkeeping agent for the Shares in accordance with your standard practices.

         8. You will forward to the Company a daily report of the number of Shares represented by certificates surrendered on the prior business day and the aggregate amount of cash paid for such certificates. However, the Company may instruct you to prepare and forward such reports on a weekly or other less frequent basis.

         9.       (a)      On or before January 31st of the year following the
                           year that a stockholder exchanges, you will prepare and mail to each such stockholder, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States
                           Treasury Regulations ("Foreign Stockholders"), a
                           Form 1099-B reporting the Merger Consideration as of the year of payment, in accordance with Treasury
                           Regulations. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the year of the exchange, in accordance with Treasury Regulations.

                  (b) If you have not received notice from the surrendering stockholder of that stockholder's TIN, or if such TIN has not been certified as correct and relates to a post-1983 account, you shall deduct and withhold 31% backup withholding tax from any payment made to such stockholder



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                           (other than a Foreign Stockholder) pursuant to
                           Internal Revenue Code section 3406.

                  (c) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

         10. No later than six months after the Effective Time, the Company will mail or cause to be mailed a follow-up letter to a stockholders who did not theretofore surrender their certificates, or supply an affidavit and bond of indemnity pursuant to Section 6 of this Agreement, for payment of the Merger Consideration. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and W-9 Guidelines.

         11. The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 30 days' prior notice to the Company. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for. In the event of such termination, the Company will appoint a successor Exchange Agent and inform you of the name and address of any successor Exchange Agent, provided that no failure by the Company to appoint such a successor Exchange Agent shaft affect the termination of this Agreement or the discharge of you as Exchange Agent hereunder. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses you will forward to the successor Exchange Agent promptly any certificate for Shares, Letter of Transmittal, or other document relating to your previous duties hereunder that you may receive after your appointment has so terminated. Sections 12, 15 and 16 of this Agreement shall survive any termination of this Agreement.

         12.      As agent for the Company hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

                  (b) shall have no obligation to make payment for any surrendered Shares unless the Company shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;




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                  (c)      shaft be regarded as making no representations and
                           having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered to you hereunder and will not be required to and will make no representations as to, or be responsible for, the validity, sufficiency, value or genuineness of the Merger;

                  (d) shall not be obligated to take any legal action hereunder, if, however, you determine to take any legal action hereunder, and, where the taking of such action might, in your judgment, subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

                  (e) may rely on, and be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

                  (f) shaft not be liable or responsible for any recital or statement contained in the Merger Agreement or any other documents relating thereto;

                  (g) shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Merger, including without limitation obligations under applicable securities laws;

                  (h) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic and oral instructions with respect to any matter relating to you acting as Exchange Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

                  (i) may consult counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect to action taken, suffered or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

                  (j) may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be responsible for any



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                           negligence on the part of any agent or attorney
                           appointed with reasonable care by you hereunder, and

                  (k) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

         13. In the event any question or dispute arises with respect to the proper interpretation of the Merger Agreement or your duties hereunder or the rights of the Company or of any stockholders surrendering certificates for Shares pursuant to the Merger Agreement, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter, which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

         14. Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

         15. Escheatment: You shall identify, report and deliver all unexchanged securities and related unclaimed property to all states and jurisdictions for the Company in accordance with the applicable abandoned property law.

         16. The Exchange Agent shall be entitled to a fee, calculated based on the Fee Schedule attached hereto as Exhibit A, which shall be paid by the Company upon presentation of monthly invoices for all services rendered by the Exchange Agent hereunder. The Exchange Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable services rendered in performance of this Agreement.


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         17. The Exchange Agent shall be indemnified and held harmless by the
Company, from and against any and all reasonable expenses, including reasonable counsel fees and disbursements, or losses suffered by the Exchange Agent in connection with any action, suit or other proceeding or investigation involving any claim or liability, that, directly or indirectly, results from or arises out of the Exchange Agent's actions as Exchange Agent hereunder; provided, however, that the Exchange Agent shall not be indemnified and held harmless with respect to such expenses or losses that result from or arise out of the Exchange Agent's gross negligence, willful misconduct or bad faith. Promptly after the receipt by the Exchange Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Exchange Agent shall, if a claim in respect thereof is to be made against the other parties hereto, notify the other parties thereof in writing. The Company shall be entitled to participate in the defense of such claim or legal action or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other such legal action or proceeding. For the purposes hereof, the term "expense or loss" shall mean any amount paid or payable to satisfy a claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Exchange Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claims, demand, action, suit, proceeding or investigation.

         18. Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

         19. In the event that any claim of inconsistency between this Agreement and the terms of the Merger arise, as they may from time to time be amended, the terms of the Merger shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification, of you as Exchange Agent, which shall be controlled by the terms of this Agreement.

         20. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the MI extent permitted by applicable law.

         21. The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the



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making and consummation of the Merger Agreement and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of it, (d) the Merger will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Merger.

         22. Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Exchange Agent, to BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021, Attention: Corporate Agency and Reorganization Department, or to such other address as a party hereto shall notify the other parties.

         23. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

         24. No provision of this Agreement may be amended, modified, or waived, except in writing signed by both parties.

         Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Exchange Agent, and the arrangements herein provided, by signing and



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returning the enclosed copy hereof, whereupon this Agreement and YOUR acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

                           Very truly yours,

                           THERMADYNE HOLDINGS CORPORATION


                           By:
                              -----------------------------------
                           Name:
                                ---------------------------------
                           Title:
                                 --------------------------------

                           Address for notices: Thermadyne Holdings Corporation
                                                Corporate Secretary
                                                101 South Hanley, Suite 300
                                                St. Louis, Missouri  63105

Accepted as of the date above first written:

BANKBOSTON, N.A., AS EXCHANGE AGENT


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------



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                                   EXHIBIT A

















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                                   EXHIBIT B

                             (Company's Letterhead)


        Name                  Position               Specimen Signatures
        ----                  --------               -------------------